Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Names Nancy Katz as a Director

KAILUA KONA, Hawaii (October 25, 2016) — The Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN) has named Nancy Katz as a Director of the Company effective October 21, 2016.

“We are pleased to welcome Ms. Katz to Cyanotech’s Board,” said Michael A. Davis, Chairman of the Board. “Her significant experience as an executive and director of public companies will provide valuable insight to the Board and management in strategy development and other Company functions.”

Ms. Katz served as Vice President, Consumer Marketing at Medtronic, Inc., a medical technology company from May 2011 to August 2014. From July 2005 to July 2010, she was Senior Vice President, Bayer Diabetes Care — North America. Prior to this position, she was President and Chief Executive Officer of Calypte Biomedical Corporation, a manufacturer of HIV diagnostics; President of Zila Pharmaceutical, Inc., a manufacturer of oral care products; and held senior marketing positions with the Lifescan division of Johnson & Johnson (blood glucose diabetes products), Schering-Plough Healthcare Products, and with American Home Products. She has previously served on the Boards of Directors of Neoprobe Corporation, Calypte Biomedical Corporation, LXN Corporation and Pepgen Corporation. She currently serves on the Board of NeuroMetrix, Inc.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com